Exhibit 99.1

N E W S  R E L E A S E

Contacts:

Media
Deanne Lane
(314) 725-4477

Investors
Edmund E. Kroll, Jr.
(212) 759-0382

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REVISES 2012 EARNINGS GUIDANCE RANGE

ST. LOUIS (June 11, 2012) — Centene Corporation (NYSE: CNC) announced today that it is revising its 2012 guidance to $1.45 to $1.65 per diluted share, from the previously announced range of $2.64 to $2.84 per diluted share.  The revised guidance range reflects negative financial results in May for our Kentucky Health Plan and the Hidalgo service area in our Texas Health Plan, as well as in the Celtic individual health business. Albeit at lower levels, the above items are anticipated to impact the financial results for the remainder of 2012, and the estimated impact is reflected in the revised guidance for 2012. The balance of Centene’s products and markets continue to perform as expected.  Centene currently estimates it will report a loss for the second quarter of 2012, but expects the Company to return to profitability in the third quarter of 2012.

Higher than anticipated medical costs became evident at the end of the first week of June as part of the May closing process.  For Kentucky, the increase in medical costs primarily resulted from the retroactive assignment of members and a significant volume of non-inpatient claims received in May for dates of service prior to May 2012.  For Texas, Centene has experienced a significant increase in certain non-inpatient claims received for the Hidalgo service area.  For Celtic, we continue to experience a high level of medical costs for our individual health policies.

The Company is evaluating the goodwill and intangible assets of its Celtic business unit that may result in a non-cash impairment charge of approximately $28.0 million, which is currently not included in the revised guidance given above.

The Company will provide additional detail, including corrective actions for Texas, Kentucky and Celtic, at its previously scheduled Investor Day on June 14, 2012 in New York City. The event will be web cast and a replay will be available at www.centene.com.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind, or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored programs, and Medicare (Special Needs Plans). Centene's CeltiCare subsidiary offers states unique, "exchange based" and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management. More information regarding Centene is available at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.

In particular, the problems experienced by the Company in May in Kentucky, Texas and its Celtic unit, might persist longer or in greater magnitudes than currently anticipated, and may not be ameliorated by any corrective actions to the level expected.  This could cause the newly revised guidance to be further lowered.

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